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                                                                    EXHIBIT 99.1

                         [MCGRATH RENTCORP LETTERHEAD]

PRESS RELEASE

FOR INFORMATION CONTRACT:          Dennis C. Kalkures
                                   President and Chief Operating Officer
                                   925 606 9200



          MCGRATH RENTCORP TERMINATES TYCO AGREEMENT, BOOSTS DIVIDEND,
                          AND SETS SIGHTS ON THE FUTURE

LIVERMORE, CA - July 1, 2002 - McGrath RentCorp (NASDAQ: MGRC), a leading rental provider of modular buildings for office and classroom space, and test equipment for communications, fiber optic and general purpose needs, today announced that the Company has exercised its right to terminate the merger agreement between McGrath RentCorp and Tyco International.

McGrath RentCorp also declared a quarterly cash dividend of $0.18 per share for the second quarter ended June 30, 2002. The dividend will be payable on July 31, 2002 to all shareholders of record on July 15, 2002. This is a $.02 per share increase from the prior quarter.

"We have exercised our right to terminate." said Robert McGrath, Chairman and CEO of McGrath RentCorp. "Because of Tyco's operating and management issues, we no longer believe an acquisition by Tyco is in the best interest of our shareholders. We are extremely proud of what we have built over the past 23 years and we are focused on opportunities for generating value for our shareholders. Increasing the dividend yet again is just one of the ways in which we continue to build value."

Dennis Kakures, President and COO, added, "Our goal is to take the strengths that are uniquely McGrath's and add to them an increased emphasis on accountability and execution of responsibility. We want to be the best at what we do in every respect, and it is our renewed mission to create an even better McGrath RentCorp. We hope to take all those things we have come to cherish about McGrath and, on top of that, build an even more dynamic organization."

The Company plans to announce the date of its annual shareholders meeting and next quarterly conference call shortly.

ABOUT MCGRATH RENTCORP

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customer's temporary and permanent space needs in California and Texas. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. McGrath RentCorp's majority owned subsidiary, Enviroplex, Inc., manufactures and sells classrooms directly to school districts in California.

The Company's RenTelco division rents and sells electronic test equipment and is recognized as the leader in communications and fiber-optic test equipment rentals throughout the U.S.

For more information on McGrath RentCorp, visit www.mgrc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the lead-in "Looking forward." These statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements, and changing pricing and market conditions. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statement.